Exhibit 99.1

LKQ Corporation Finalizes Acquisition of Keystone Automotive Operations, Inc.
Chicago, IL (January 6, 2014)- LKQ Corporation (Nasdaq:LKQ) today announced that it has completed its previously announced acquisition of Keystone Automotive Operations, Inc. (“Keystone”), a leading distributor and marketer of specialty aftermarket equipment and accessories in North America.
Keystone has over 1,500 employees with 25 locations serving more than 20,000 specialty retailers and equipment installers throughout North America, offering a broad product line of over 300,000 SKUs from over 800 suppliers. Keystone distributes products to serve the following six category segments: truck and off-road; speed and performance; recreational vehicle; towing; wheels, tires and performance handling; and miscellaneous accessories.
"We are delighted to complete the acquisition of Keystone, and excited about LKQ’s further entry into the specialty aftermarket equipment and accessories business. Keystone’s leading market position, unparalleled distribution network, exceptional management team and diversified product offerings will play crucial roles in our efforts to grow LKQ’s presence in this highly fragmented industry,” stated Robert L. Wagman, President and Chief Executive Officer of LKQ Corporation.

The acquisition became effective January 3, 2014.

About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is the largest nationwide provider of alternative collision replacement parts and a leading provider of recycled engines and transmissions and remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico, Taiwan, the Netherlands, Belgium, France, Guatemala and Costa Rica. LKQ operates more than 500 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Joseph P. Boutross
LKQ Corporation
Director, Investor Relations
(312) 621-2793